Exhibit 99.1

Health Net, Inc.
21650 Oxnard Street
Woodland Hills, CA 91367
818.676.6000
800.291.6911
www.healthnet.com

Contacts: David Olson

818.676.6978

david.w.olson@healthnet.com

Michael Engelhard

818.676.7620

michael.engelhard@healthnet.com

HEALTH NET’S IMPROVEMENT CONTINUES AS IT REPORTS

NET INCOME OF $77 MILLION, OR $.65 PER DILUTED SHARE

220 Basis Point Improvement in Health Plan MCR Key to Better Performance

Medicare Part D Enrollment at 255,000

LOS ANGELES, May 8, 2006 – Health Net, Inc. (NYSE: HNT) today announced 2006 first quarter net income per diluted share of $.65 compared with net income per diluted share of $.19 in the first quarter of 2005.

Health Net’s net income climbed more than 250 percent, reaching $76,593,000 in the first quarter of 2006 compared to net income of $21,348,000 in the first quarter of 2005. Net income in the first quarter of 2005 included $67,042,000 in pretax charges for the settlement of the MDL physician-class action lawsuit and severance and related benefit costs related to the May 2004 workforce reduction.

Key highlights behind Health Net’s improved performance in 2006’s first quarter included:

•	An increase in the pretax margin to 3.9 percent compared to the first quarter 2005 pretax margin of 1.1 percent (the pretax charges in the first quarter of 2005 reduced pretax margin for that quarter by 2.3 percentage points).

•	A more than 20 percent gain in the commercial gross margin on a per member per month (PMPM) basis compared with the first quarter of 2005, underscoring the company’s pricing discipline and favorable health care cost trends.

•	Health Net’s health plan medical care ratio (MCR) was 82.8 percent in the first quarter of 2006, compared with 85.0 percent in the first quarter of 2005, a 220 basis point improvement, driven in large part by lower hospital utilization. Commercial premiums PMPM rose 9.1 percent while commercial health care costs rose 6.6 percent compared with the first quarter of 2005.

•	Total health plan enrollment at March 31, 2006 was approximately 3.4 million members, an increase of 10,000 compared with the fourth quarter of 2005. This total includes 112,000 members added as a result of Health Net’s acquisition of certain health plan assets of Universal Care, Inc. on March 31, 2006.

•

Enrollment of 255,000 new members in the company’s Medicare Part D prescription drug benefit plans. Additionally, Health Net’s Medicare Advantage plans added approximately 16,000 new members in the first quarter of 2006, a 9 percent increase compared to the fourth quarter of 2005. Approximately 7,000 members came from the Universal Care acquisition.

“We are pleased to have achieved further progress as we use the strength of our diverse businesses to build a better Health Net,” said Jay Gellert, president and chief executive officer of Health Net. “Our improved performance enables us to make key investments in our future, such as the Universal Care acquisition and our Medicare efforts. We can see the momentum building across the company. Coupled with our ongoing strong financial metrics and substantial improvements in TRICARE, we remain confident that we’re on the right track.

“Our commercial enrollment was essentially on plan in the first quarter. We are seeing early encouraging signs that lapse rates are declining and new sales are increasing as investments in product innovations, marketing, sales and advertising are gaining traction in the marketplace. In California, for example, April commercial enrollment was higher than March. At the same time, we are maintaining our commercial pricing discipline,” Gellert added.

Medicare

The company began offering the new Part D prescription drug benefit to seniors in 10 states on January 1, 2006. “We are pleased with Part D results as they were essentially breakeven in the first quarter as expected,” said Gellert. “Now that we’re nearing the end of the open enrollment period for the Part D program, the company is exploring additional product opportunities for Medicare expansion in 2007.”

Revenues

Health Net’s total revenues increased 9.4 percent in the first quarter of 2006 to $3,186,630,000 from $2,911,745,000 in the first quarter of 2005. Health plan premiums increased 6.2 percent to $2,546,130,000 in the first quarter of 2006 compared to $2,397,689,000 in the first quarter of 2005. In the first quarter of 2006, Health Net’s Government contracts revenue rose 24.0 percent from the first quarter of 2005, increasing by $119,187,000 to $615,897,000.

“TRICARE revenues were consistent with expectations as the impact of heightened military activity continues to drive revenues and costs higher,” said Buddy Piszel, executive vice president and chief financial officer of Health Net.

Commercial premium yields PMPM climbed 9.1 percent in the first quarter of 2006 compared to the first quarter of 2005. “The commercial premium yield increases are consistent with expectations,” noted Piszel.

Total health plan enrollment increased by approximately 10,000 members in the first quarter of 2006 compared to the fourth quarter of 2005. The same comparison shows that Medicaid enrollment increased by approximately 14,000 members, as the Universal Care acquisition added 23,000 new members.

Commercial enrollment, including both at-risk and Administrative Services Only (ASO) membership, declined by approximately 20,000 members, or 0.9 percent, in the first quarter of 2006 compared to the fourth quarter of 2005. Excluding the 81,000 Universal Care commercial members added on March 31, 2006, commercial enrollment declined by 101,000 members, or 4.2 percent, from December 31, 2005.

Health Care Costs

The health plan MCR improved to 82.8 percent in the first quarter of 2006 from 85.0 percent in the first quarter of 2005.

“This was very gratifying performance as it demonstrated that the initiatives we’ve undertaken to improve our health care cost structure are showing results,” Piszel noted.

Commercial health care costs rose by 6.6 percent PMPM between the first quarters of 2005 and 2006. “Commercial hospital bed days were down by 2 percent in the quarter, compared with last year’s first quarter. Physician and pharmacy costs came in a bit better than expected. We now believe that our commercial health care costs are at a competitive level, and that’s a vital accomplishment in our ongoing company-wide improvement process,” Piszel explained.

The Government contracts cost ratio of 95.5 percent in the first quarter of 2006 represented a 110 basis point improvement compared with the first quarter of 2005.

“As our experience with the TRICARE North contract grows, we are gaining efficiencies on the administrative side and we are better managing the increased beneficiary use of private sector health care resources,” Piszel added.

Administrative Expenses

In the first quarter of 2006, total general, administrative and depreciation expenses increased by $68,798,000 to $295,581,000 compared to $226,783,000 in the first quarter of 2005.

“Our administrative spending is up as we invest in our future. We continue to support Medicare efforts and increased marketing in the commercial arena. These commitments are essential if we are to continue to build a stronger, more competitive company,” Piszel commented.

Health Net recorded $4,229,000, or $.02 per diluted share, in stock option expenses for the first time in the first quarter of 2006.

Balance Sheet Highlights

Cash and investments as of March 31, 2006 were $2,226,610,000 compared with $2,106,303,000 as of December 31, 2005.

Reserves for claims and other settlements decreased by $53,646,000 to $986,525,000 at March 31, 2006, from $1,040,171,000 at December 31, 2005. Days claims payable (DCP) declined by 6.2 days, to 43.2 days at March 31, 2006, from 49.4 days at December 31, 2005, and by 8.2 days compared with the 51.4 days at March 31, 2005. These amounts include the effects of provider settlements, capitation payments and Medicare Part D.

DCP, excluding provider settlements, capitation payments and the impact of Medicare Part D expenses, declined by only 1.8 days to 58.1 days in the first quarter of 2006, compared to the 59.9 days in the first quarter of 2005. DCP declined by 5.4 days compared to the fourth quarter of 2005, as a result of the higher paid claims in the first quarter of 2006 compared with the fourth quarter of 2005, and the resulting reduction in claims inventory on hand (see Footnote (d) in the attached tables).

The company’s debt-to-total capital ratio was 18.5 percent as of March 31, 2006 compared to 19.6 percent as of December 31, 2005.

Interest expense increased in the first quarter of 2006 by $1,617,000 compared with the first quarter of 2005, due to higher market interest rates.

Cash Flow

Operating cash flow was $185,904,000 in the first quarter of 2006 compared to operating cash flow of $95,151,000 in the first quarter of 2005, reflecting, in part, the company’s receipt of its April 2006 Centers for Medicare & Medicaid Services (CMS) payment of approximately $169,000,000 in March 2006.

The higher levels of claims paid and the provider settlement payments referenced above also affected operating cash flow.

Universal Care Acquisition

The acquisition of certain health plan assets of Universal Care, Inc. closed on March 31, 2006. Because the acquisition closed on the last day of the quarter, Universal Care did not have a material impact on the company’s operating results in the first quarter of 2006.

Outlook

Health Net continues to believe that its earnings per diluted share for the full year 2006 will be between $2.90 and $3.10. The company historically experiences earnings distribution of approximately 45 percent in the first half of the year and approximately 55 percent in the second half of the year. The company previously noted that it expects earnings distribution to be more weighted to the second half of the year due to the anticipated impact of the Universal Care acquisition and the concentration of earnings from Medicare Part D expected to occur in the third and fourth quarters of 2006.

Accordingly, Health Net expects earnings per diluted share in the second quarter of 2006 to be in a range of $.61 to $.66. The company noted that it expects to absorb approximately $6.5 million in one-time general and administrative transition expenses in the second quarter related to the Universal Care acquisition.

Conference Call

As previously announced, Health Net will discuss the company’s first quarter results during a conference call scheduled on Monday, May 8, 2006, at approximately 11:00 a.m. Eastern Time. To listen to the call, please dial 800.474.8920, code 9496826. A live webcast and replay of the conference call also will be available at www.healthnet.com. The conference call webcast is open to all interested parties. A replay of the conference call will be available from May 8, 2006 through May 12, 2006, by dialing 888.203.1112, code 9496826. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2005, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 6.6 million individuals in 27 states and the District of Columbia through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 7.3 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, litigation costs, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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[Six pages of tables follow]

Health Net, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share and ratio data)

	First Quarter Ended March 31, 2005	Second Quarter Ended June 30, 2005	Third Quarter Ended September 30, 2005	Fourth Quarter Ended December 31, 2005	First Quarter Ended March 31, 2006
REVENUES:
Health plan services premiums	$2,397,689	$2,390,679	$2,398,100	$2,367,057	$2,546,130
Government contracts	496,710	610,656	639,626	560,491	615,897
Net investment income	15,763	17,213	19,536	20,239	23,359
Other income	1,583	1,309	1,511	2,371	1,244

Total revenues	2,911,745	3,019,857	3,058,773	2,950,158	3,186,630

EXPENSES:
Health plan services	2,036,873	2,023,174	2,000,661	1,952,309	2,108,712
Government contracts	479,974	580,685	614,794	535,800	587,980
General and administrative	215,227	233,723	241,847	266,043	290,823
Selling	57,273	56,082	55,000	53,200	56,611
Depreciation	11,556	10,467	4,007	4,220	4,758
Amortization	861	861	861	861	591
Interest	10,609	10,543	11,789	11,690	12,226

	2,812,373	2,915,535	2,928,959	2,824,123	3,061,701
Litigation and severance related costs	67,04 2 (a)	16,237 (c)	—	—	—

Total expenses	2,879,415	2,931,772	2,928,959	2,824,123	3,061,701

Income from operations before income taxes	32,330	88,085	129,814	126,035	124,929
Income tax provision	10,982 (b)	34,522	51,609	49,366	48,336

Net income	$21,348	$53,563	$78,205	$76,669	$76,593

Basic earnings per share	$0.19	$0.48	$0.69	$0.67	$0.67
Diluted earnings per share	$0.19	$0.47	$0.67	$0.65	$0.65
Weighted average shares outstanding:
Basic	111,544	112,451	113,371	114,276	114,594
Diluted	113,235	114,851	116,543	117,902	118,398
Pretax margin (Income from operations before income taxes / Total revenues)	1.1%	2.9%	4.2%	4.3%	3.9%
Health plan services MCR	85.0%	84.6%	83.4%	82.5%	82.8%
Government contracts cost ratio	96.6%	95.1%	96.1%	95.6%	95.5%
Administrative ratio ((G&A+Dep) / (HP serv rev + Other income))	9.5%	10.2%	10.2%	11.4%	11.6%
Selling costs ratio (Selling costs / HP serv rev)	2.4%	2.3%	2.3%	2.2%	2.2%
Days claims payable (d)	51.4	49.9	48.8	49.4	43.2
Days claims payable (excluding capitation, provider settlements and Medicare Part D) (d)	59.9	60.3	61.1	63.5	58.1
Effective tax rate	34.0%	39.2%	39.8%	39.2%	38.7%
Health plan services premiums PMPM	$231.84	$235.03	$240.10	$241.13	$246.89
Health plan services costs PMPM	$196.96	$198.90	$200.31	$198.88	$204.48

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$765,842	$939,057	$1,027,848	$742,485	$870,224
Investments - available for sale	1,129,760	1,060,936	1,150,738	1,363,818	1,356,386
Premiums receivable, net	124,041	119,776	127,020	132,019	171,977
Amounts receivable under government contracts	134,447	139,540	122,295	122,796	143,625
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	216,740	184,214	263,329	265,517	295,800
Other receivables	82,401	89,437	85,873	79,572	84,414
Deferred taxes	106,150	100,277	110,445	93,899	99,866
Other assets	112,044	118,904	107,618	111,512	147,600

Total current assets	2,671,425	2,752,141	2,995,166	2,911,618	3,169,892
Property and equipment, net	183,176	103,314	112,218	125,773	136,727
Goodwill, net	723,595	723,595	723,595	723,595	751,949
Other intangible assets, net	20,993	20,132	19,271	18,409	47,062
Deferred taxes	24,917	26,941	29,527	31,060	46,560
Other noncurrent assets	163,732	148,647	143,555	130,267	137,645

Total Assets	$3,787,838	$3,774,770	$4,023,332	$3,940,722	$4,289,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,155,291	$1,065,465	$1,057,848	$1,040,171	$986,525
Health care and other costs payable under government contracts	128,570	131,909	62,778	62,536	62,529
IBNR health care costs payable under TRICARE North contract	216,740	184,214	263,329	265,517	295,800
Unearned premiums	115,859	97,038	218,527	106,586	324,063
Accounts payable and other liabilities	348,068	385,995	404,362	364,266	434,605

Total current liabilities	1,964,528	1,864,621	2,006,844	1,839,076	2,103,522
Senior notes payable	388,981	400,659	391,106	387,954	379,983
Other noncurrent liabilities	126,471	116,824	123,376	124,617	129,507

Total Liabilities	2,479,980	2,382,104	2,521,326	2,351,647	2,613,012

Stockholders’ Equity
Common stock and additional paid-in capital	838,176	861,595	899,400	911,672	932,254
Treasury common stock, at cost	(632,926)	(632,926)	(633,153)	(633,375)	(636,252)
Retained earnings	1,115,728	1,169,291	1,247,496	1,324,165	1,400,758
Accumulated other comprehensive loss	(13,120)	(5,294)	(11,737)	(13,387)	(19,937)

Total Stockholders’ Equity	1,307,858	1,392,666	1,502,006	1,589,075	1,676,823

Total Liabilities and Stockholders’ Equity	$3,787,838	$3,774,770	$4,023,332	$3,940,722	$4,289,835

Debt-to-Total Capital Ratio	22.9%	22.3%	20.7%	19.6%	18.5%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	First Quarter Ended March 31, 2005	Second Quarter Ended June 30, 2005	Third Quarter Ended September 30, 2005	Fourth Quarter Ended December 31, 2005	First Quarter Ended March 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,348	$53,563	$78,205	$76,669	$76,593
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization and depreciation	12,417	11,328	4,868	5,081	5,349
Share-based compensation expense	—	—	—	—	4,435
Other changes	3,189	3,100	3,229	3,032	4,344
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable and unearned premiums	(29,427)	(14,556)	114,245	(116,940)	177,519
Other receivables, deferred taxes and other assets	(6,685)	(14,336)	4,901	18,476	(41,899)
Amounts receivable/payable under government contracts	4,387	(1,754)	(51,886)	(743)	(20,836)
Reserves for claims and other settlements	(14,006)	(89,826)	(7,617)	(17,677)	(53,647)
Accounts payable and other liabilities	103,928	41,761	28,826	(35,706)	34,046

Net cash provided by (used in) operating activities	95,151	(10,720)	174,771	(67,808)	185,904

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	23,090	184,483	13,283	179,102	228,995
Maturities of investments	13,777	38,653	20,215	41,037	15,770
Purchases of investments	(125,650)	(143,776)	(126,917)	(437,250)	(252,973)
Proceeds from sale of property and equipment	33	79,395	417	—	—
Purchases of property and equipment	(10,425)	(7,441)	(13,242)	(17,738)	(15,730)
Cash received from sale (paid for acquisition) of businesses	1,949	—	—	—	(73,100)
Sales and purchases of restricted investments and other	29,246	13,460	(8,840)	9,093	(9,027)

Net cash (used in) provided by investing activities	(67,980)	164,774	(115,084)	(225,756)	(106,065)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	16,569	19,161	29,331	8,423	10,380
Repurchases of common stock	—	—	(227)	(222)	(1,724)
Excess tax benefits from share-based compensation	—	—	—	—	3,099
Medicare Part D deposits	—	—	—	—	36,145

Net cash provided by financing activities	16,569	19,161	29,104	8,201	47,900

Net increase (decrease) in cash and cash equivalents	43,740	173,215	88,791	(285,363)	127,739
Cash and cash equivalents, beginning of period	722,102	765,842	939,057	1,027,848	742,485

Cash and cash equivalents, end of period	$765,842	$939,057	$1,027,848	$742,485	$870,224

Health Net, Inc.

Notes to Condensed Consolidated Statements of Operations

Notes:

(a)	Pretax $67.0 million charge for litigation settlement and restructuring charges included the following: $65.6 million related to settlement of the MDL physician-class lawsuit $1.4 million for severance and related benefit costs related to our workforce reduction announced in May 2004

(b)	Includes $2.2 million of income tax benefit related to the sale of a small subsidiary.

(c)	Pretax $15.9 million charge representing total estimated legal defense costs associated with the AmCareco case, and $0.3 million for severance and related benefit costs related to our workforce reduction announced in May 2004.

(d)	Management believes that days claims payable (excluding capitation, provider settlements and Medicare Part D), a non-GAAP financial measure, provides useful information to investors because, in excluding those health care costs for which no or minimal reserves are maintained, it is a more accurate reflection of days claims payable calculated from claims-based reserves than is days claims payable, which does not exclude such costs. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP. The following table provides a reconciliation of the differences between days claims payable (excluding capitation, provider settlements and Medicare Part D) and days claims payable, the most directly comparable financial measure calculated and presented in accordance with GAAP:

Calculation of Days Claims Payable (Excluding Capitation, Provider Settlements and Medicare Part D)

	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Q1 2006
	(Dollars in thousands)
Reserve for Claims and Other Settlements	$1,155,291	$1,065,465	$1,057,848	$1,040,171	$986,525
Less: Capitation Payable, Provider Settlements and Medicare Part D	(169,733)	(132,795)	(105,154)	(95,422)	(120,477)

Adjusted Reserve for Claims and Other Settlements	$985,558	$932,670	$952,694	$944,749	$866,048

(1) Average Reserve for Claims and Other Settlements	$1,162,294	$1,110,378	$1,061,657	$1,049,010	$1,013,348

(2) Average Adjusted Reserve for Claims and Other Settlements	$975,551	$959,114	$942,682	$948,722	$905,399

(3) Health Plan Services Cost	2,036,873	2,023,174	2,000,661	1,952,309	2,108,712

Less: Capitation Payments, Provider Settlements and Medicare Part D	(571,593)	(576,367)	(580,791)	(578,504)	(705,919)

(4) Adjusted Health Plan Services Cost	$1,465,280	$1,446,807	$1,419,870	$1,373,805	$1,402,793

(5) Number of Days in Period	90	91	92	92	90
= (1) / (3) * (5) Days Claims Payable	51.4	49.9	48.8	49.4	43.2
= (2) / (4) * (5) Days Claims Payable (Excl. Capitation, Provider Settlements and Medicare Part D)	59.9	60.3	61.1	63.5	58.1

HEALTH NET, INC.

Medical Covered Lives at March 31, 2006

(in Thousands)

	Commercial - Large Group*			Commercial - Small Group & Individual			Commercial Risk Subtotal			ASO			Commercial Subtotal
	3/06	12/05	3/05	3/06	12/05	3/05	3/06	12/05	3/05	3/06	12/05	3/05	3/06	12/05	3/05
Arizona	71	69	66	47	48	54	118	117	120	—	—	—	118	117	120
California	1,031	1,083	1,113	365	373	433	1,396	1,457	1,546	6	7	7	1,402	1,464	1,552
Universal Care	24	—	—	56	—	—	81	—	—	—	—	—	81	—	—
California	1,055	1,083	1,113	421	373	433	1,477	1,457	1,546	6	7	7	1,482	1,464	1,552
Connecticut	161	176	182	28	30	38	189	207	220	70	69	48	259	276	268
New Jersey	47	53	71	64	74	98	110	127	169	20	20	18	130	147	188
New York	117	116	124	98	102	106	215	218	230	17	20	21	232	238	251
Oregon	101	102	103	37	37	34	138	138	137	—	—	1	138	138	138

Total	1,552	1,599	1,659	694	664	763	2,247	2,264	2,422	113	116	95	2,360	2,380	2,516

Year over Year		(6)%			(9)%			(7)%			19%			(6)%
Sequential		(3)%			4%			(1)%			(3)%			(1)%

							Medicare Risk			Medicaid			Health Plan Total
							3/06	12/05	3/05	3/06	12/05	3/05	3/06	12/05	3/05
Arizona							33	31	32	—	—	—	151	148	152
California							95	93	93	690	698	696	2,187	2,255	2,341
Universal Care							7	—	—	23	—	—	112	—	—
California							103	93	93	713	698	696	2,298	2,255	2,341
Connecticut							29	27	27	87	88	93	375	391	388
New Jersey							—	—	—	45	44	42	175	191	229
New York							7	7	6	—	—	—	239	244	256
Oregon							18	16	12	—	—	—	157	155	150
														—	—

Total							190	174	169	845	830	831	3,394	3,384	3,517

Year over Year								12%			2%			(3)%
Sequential								9%			2%			0%

	Commercial - Large Group*			Commercial - Small Group & Individual			Commercial Risk Subtotal			ASO			Commercial Subtotal
	3/06	12/05	3/05	3/06	12/05	3/05	3/06	12/05	3/05	3/06	12/05	3/05	3/06	12/05	3/05
Medicare PDP (Stand-Alone)	255	—	—

	3/06	12/05	3/05
TRICARE
Previous TRICARE Contracts **	—	—	—
North Contract ***	2,941	2,962	2,941

Total TRICARE	2,941	2,962	2,941

*	Commercial Large Group includes Medicare Supplement
**	Includes only Tricare eligible for which we have health care risk
***	Includes Tricare eligible for which we have health care risk, and those for which we provide Administrative Services Only (ASO), primarily active duty

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

(In thousands)

	Health Plan Services
	Q1 2006	Year 2005	Year 2004
Reserve for claims (a), beginning of period	$768,737	$794,614	$777,059

Incurred claims related to:
Current Year	1,287,821	5,130,415	5,048,289
Prior Years (c)	(64,278)	(114,540)	8,769

Total Incurred (b)	1,223,543	5,015,875	5,057,058

Paid claims related to:
Current Year	745,793	4,401,247	4,286,929
Prior Years	565,493	640,505	752,574

Total Paid (b)	1,311,286	5,041,752	5,039,503

Reserve for claims (a), end of period	680,994	768,737	794,614
Add:
Claims Payable	200,213	177,233	288,331
Other (d)	105,318	94,201	86,352

Reserves for claims and other settlements, end of period	$986,525	$1,040,171	$1,169,297

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each quarter-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.
(d)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.